September 2, 2011

Robert J. Larison, Jr.
952 Las Navas Place
St. Augustine, FL 32092

Re: Retirement Terms

Dear Mr. Larison:

This letter sets forth our mutual agreement (“Agreement”) as to the terms and conditions of your retirement as President of Atlantic Coast Bank (the “Bank”) and Chief Operating Officer of Atlantic Coast Financial Corporation (“ACFC”). We believe this letter sets forth the terms agreed to in our recent discussions.

1.           Current Employment Agreement

Your current employment agreement, dated May 12, 2010 (the “Employment Agreement”), will remain in effect until February 29, 2012, except as otherwise modified herein, and upon such date will be terminated with no further obligation of the Bank or ACFC, except as otherwise set forth herein. You will retire from the Bank and ACFC on February 29, 2012.

You agree that the cessation of your service as President and Chief Executive Officer of the Bank will not constitute an “Event of Termination” under Section 4 of the Employment Agreement. Any benefits following your retirement will be governed solely by this Agreement and the SERP as defined herein below.

2.           Non-Compete Agreement

Your Non-Compete and Non-Solicitation Agreement (“Non-Compete Agreement”), dated December 11, 2009, will terminate upon your acceptance of the terms of this Agreement and neither you, the Bank nor ACFC shall have any further obligations under the Non-Compete Agreement.

3.           Supplemental Retirement Agreement

Your Sixth Amended and Restated Supplemental Retirement Agreement (“SERP”), to which you must sign before this Agreement is signed, will remain in effect from the date of this letter through February 29, 2012 and thereafter.  You agree that the cessation of your service as President and Chief Executive Officer of the Bank will not constitute an “Involuntary Termination” under Section 1(i) of the SERP.  Upon attaining the age of 55, you will receive the vested 15% portion of your benefit for the period specified in the SERP. The remaining 85% will become vested upon the occurrence of any of the following: (i) two consecutive quarters of positive before-tax income (disregarding any expense recorded by the Company or Bank for a non-qualified deferred compensation plan sponsored by the Company or Bank) following the closing of the second-step conversion, (ii) your death prior to final payment due under the  SERP, (iii) the occurrence of a Change in Control, or (iv) a determination of your disability.  In the event an amount becomes vested following a Benefit Determination Date but prior to payment of an Appreciation Benefit, the Monthly Benefit will be recomputed to reflect the additional vested amount.  Capitalized terms in the preceding section are defined in the SERP.

Atlantic Coast Bank
12724 Gran Bay Parkway, Suite 150
Jacksonville FL 32258 ~ 904.998.5500

4.           Split Dollar Life Insurance Agreement

Your Amended and Restated Split Dollar Life Insurance Agreement, which was signed on November 8, 2006, will be terminated on February 29, 2012, and you shall be entitled to the accrued liability of such policy as of the date immediately preceding the termination thereof. Based on the current monthly accrual, your split dollar agreement will have an accrued liability of  $109,863 on the date of termination.

5.           Personal Leave Time

On February 29, 2012, you shall receive a cash payment equivalent 75% of your accrued personal leave time in an amount not to exceed $17,000.

6.           Transitional Role

Upon the effective date of this Agreement until February 29, 2012, you will serve as Vice Chairman and an employee of the Bank (subject to any necessary regulatory approval) and you will report to the Chairman and Chief Executive Officer of the Bank.

7.           Proposed Consulting Agreement

Following your retirement from the Bank on February 29, 2012, you will be engaged as a consultant to the Bank, as an independent contractor, through February 28, 2013 at an annual compensation of $250,000.  You will provide such transitional advice on operations, facilities, products, personnel, business and tax planning strategies and any other aspects of the Bank’s business or operations as management of the Bank shall request from time to time. You will be paid on a monthly basis via direct deposit no later than the 15th of each month.  You will receive no employee or other benefits other than reimbursement for your COBRA health care premiums for the period ending August 31, 2013.  You shall be reimbursed for reasonable business expenses incurred in providing consulting services requested under this Agreement, provided such expenses comply with the Bank’s business expense policy.

 The Bank’s execution of the proposed consulting agreement is contingent upon your execution of a release, in a form provided by the Bank, of all claims, including Age Discrimination in Employment Act claims, that may have accrued after the date this Agreement until the date of your retirement from the Bank on February 29, 2012.

8.           Board Service

Upon your retirement as an employee of the Bank and ACFC, you will also retire as a director of the Bank and ACFC as required under Section 9 of the Employment Agreement.

9.           Attorney’s Fees

Upon execution of this Agreement, the Bank shall reimburse you for your attorney’s fees incurred in negotiating this Agreement and matters relating thereto in an amount not to exceed $20,000.

10.           Golden Parachute Payment

To the extent any payments contemplated by this Agreement or the SERP are determined to constitute a “golden parachute payment” as defined in 12 C.F.R. §359.1(f), ACFC and  the Bank agree to file an application in support of such payments with all applicable regulatory agencies as soon as reasonably practicable.

11.           Entire Agreement

This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties, relating to any matters contemplated by this Agreement, including the Employment Agreement, Non-Compete Agreement, SERP and Split Dollar Agreement, and any amendment of such agreements.

12.           Amendments, Modifications and Termination

This Agreement may be amended, waived, changed, modified, discharged or terminated only by an agreement in writing signed by both parties.

13.           Regulatory Approval; Effective Date

The parties agree that the terms of this Agreement may require approval or non-objection of the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and/or the Federal Reserve Bank of Atlanta (the “Federal Reserve”). ACFC and the Bank agree to submit this Agreement to the OCC, FDIC and Federal Reserve, to the extent applicable, for their approval or non-objection after execution hereof, and shall use their best efforts to obtain OCC, FDIC and/or Federal Reserve approval or non-objection.

14.           Release and Waiver

 (a)           You agree that the payments and benefits described in this Agreement will be in full satisfaction of all obligations owed to you by the Bank.

(b)           For and in consideration of the promises set forth in this Agreement, you hereby further agree and covenant to release and discharge and not to institute any suit or action, at law or in equity, against the Bank (which, for purposes of this Agreement shall be defined to include all related and affiliated entities, their predecessors, successors, heirs or assigns, and any past, present or future officers, Board of Directors members, agents, attorneys and employees) for or on account of any claim or cause of action based upon and/or arising out of any or all facts, circumstances and/or events relating to the your employment with the Bank, or separation from employment.  You further release and forever discharge, and by this document do release and forever discharge, the Bank of and from all, and any manner of action or actions, cause or causes of action, claims for wages and benefits, suits, debts, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, whether known or unknown, in law or in equity, against the Bank which you ever had, now have or which your heirs, executors or administrators, hereafter can, shall or may have, upon or by reason of any matter, cause or thing whatsoever arising out of your employment and separation from employment, and specifically any and all claims under all federal and state laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, as amended in 1972 and 1991, and any other federal, state or local law, rule, regulation, executive order or guidelines relating to discrimination from the beginning of the world through the date of this Agreement. In connection with this Agreement, you acknowledge that the Bank has satisfied any obligation it had to pay you wages and benefits through the date of this Agreement, and that the Bank has no obligation to make any such payments to you, other than as provided in your Employment Agreement, SERP, Split Dollar Agreement and any tax-qualified retirement plans.

(c)           You waive the rights and claims to the extent set forth above, and you also agree not to institute, or have instituted, a lawsuit against the Bank based on any such waived claims or rights.

(d)           You acknowledge that you have been instructed to, and have had the opportunity to review this Agreement with an attorney or any representative of your choosing before signing it.  You further acknowledge that you have twenty-one (21) days from the date you receives this Agreement to consider this Agreement.  Specifically, this Agreement was given to you on September 2, 2011, such that the twenty-one (21) day consideration period shall expire at 5:00 pm Eastern time on September 23, 2011.  Any modifications or changes to this Agreement agreed upon by you and the Bank will not restart or affect the twenty-one (21) day review period.  This Agreement will not become effective or enforceable until the seven-day revocation period described below has expired without your cancellation of this Agreement.

(e)           You must return the signed Agreement to G. Thomas Frankland, Chairman and Chief Executive Officer, Atlantic Coast Bank, at the Bank’s executive offices no later than 5:00 pm on September 23, 2011.

 (f)           You shall have seven (7) days after signing this Agreement to revoke it.  No payments or benefits shall be provided under this Agreement until after the revocation period has passed.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.  The day after the seven (7) day revocation period has expired, without your revocation of the Agreement will be the earliest date of any payments or benefits under this Agreement.  Any revocation within this period must state “I hereby revoke my acceptance of our Agreement dated September 2, 2011.”  The written revocation must be delivered to G. Thomas Frankland, Chairman and Chief Executive Officer, Atlantic Coast Bank, at the Bank’s executive offices, and must be postmarked within seven (7) calendar days after your execution of this Agreement.

(g)           YOU ACKNOWLEDGE AND AGREE THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT YOU MAY NOW HAVE AGAINST THE BANK TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT OR NOT OTHERWISE ADDRESSED HEREIN.

*           *           *

On behalf of the board of directors we extend our appreciation for your long and dedicated service to our organization.  We believe these terms should provide you with a reasonable transition to your retirement from our organization.

    If these terms are acceptable, please note your agreement by signing in the space noted below. Please do not hesitate to contact me if you have any questions.

Very truly yours,

/s/ G. Thomas Frankland
G. Thomas Frankland
Chairman and Chief Executive Officer
Atlantic Coast Bank

ACCEPTED

/s/ Robert J. Larison
Robert J. Larison, Jr.

Date: September 7, 2011